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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 April 28, 1998


                            First Citizens Banc Corp
                            ------------------------
             (Exact name of Registrant as specified in its charter)


         Ohio                           0-25980                34-1558688
         ----                           -------                ----------
(State or other jurisdiction of   (Commission File Number)   ( IRS Employer
incorporation or organization)                               Identification No.)


           100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870
           ----------------------------------------------------------
                    (Address of principle executive offices)

       Registrant's telephone number, including area code: (419) 625-4121

                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

                          Date of report: May 13, 1998
                                         ---------------











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ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

         On April 28, 1998, First Citizens Banc Corp ("First Citizens") acquired Farmers State Bank of New Washington, Ohio ("Farmers"). First Citizens had previously announced that an Agreement and Plan of Merger (the "Agreement") was signed by First Citizens and Farmers on July 3, 1997. The terms of the transaction were negotiated by First Citizens with the Board of Directors of Farmers and Austin Associates, Inc., which represented Farmers.

         The transaction was completed when Farmers became a wholly-owned subsidiary of First Citizens. Farmers will continue its present business of providing banking services to the local and surrounding communities. Farmers operates banking offices in New Washington, Tiro, and Chatfield in Crawford County; Green Camp in Marion County; and Richwood in Union County.

         Under the terms of the agreement, First Citizens will exchange 6.06 shares (the "Exchange Ratio") of its common stock for each of the 200,000 shares of Farmers outstanding stock. Based on the closing bid price of First Citizens on July 1, 1997 of $34.50, the transaction would be valued at approximately $41.8 million, or $209.07 per share of Farmers stock.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements of business acquired.

         Financial statements of Farmers and pro forma financial information in regards to the acquisition were filed as part of First Citizen's Registration Statement on Form S-4 and filed on December 15, 1997 and declared effective on February 9, 1998. Updated financial statements and pro forma financial information are to be filed as soon as practical but in no case later than sixty days after the date this 8-K was required to be filed.

         (b)      Exhibits

         The Agreement and Plan of Merger signed by First Citizens and Farmers was filed as an exhibit to First Citizens Report on Form 8-K dated July 3, 1997 and filed on July 10, 1997.





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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


First Citizens Banc Corp


/s/ David A. Voight                                     May 13, 1998
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David A. Voight                                      Date
President & Chief Executive Officer